EXHIBIT 99.1
Applied Industrial Technologies Reports
Fiscal 2009 Third Quarter Results
CLEVELAND, Ohio, April 23, 2009 - Applied Industrial Technologies (NYSE: AIT) today reported sales and earnings for its fiscal 2009 third quarter, ended March 31, 2009.
Net sales for the third quarter decreased 14.8% to $451,647,000 compared to $530,156,000 in the same period last year. Net income for the quarter declined 51% to $11,560,000, or $0.27 per share compared to $23,595,000 or $0.55 per share last year.
For the nine months ended March 31, 2009, sales were $1,497,965,000 a decrease of 4% compared to $1,559,711,000 in the same period last year. Net income declined 29.2% to $50,290,000 compared to $71,019,000 last year. Earnings per share declined 27.8% to $1.17 from $1.62 for the nine months last year.
“Our results contained no surprises given the overall economic climate,” said Applied Chairman & Chief Executive Officer David L. Pugh. “Sales generation and margin management will continue to be our greatest challenges for the near term as our customers respond to significant consumer withdrawal and we face increases in the competitive environment as a result.
“In light of this, we have made prudent moves to reduce costs in line with demand with a strong focus on asset management. As a result, our cash generation continues to be strong which puts us in a solid strategic position going forward.
“The future remains difficult to forecast as the economic turmoil continues. At this time, we see no relief in this calendar year. We believe our full-year earnings guidance of $1.30 to $1.70 per share is appropriate. From a sales perspective, we believe we will be at, or close to, the low end of our guidance of $1.95 billion to $2.1 billion.
“The company is stable and our balance sheet is healthy, providing an effective base to weather the current economic challenges. We believe our balanced focus on business fundamentals will protect us in the short term and position us well for the long term.”
Applied will host its conference call for investors and analysts at 4 p.m. ET today, Thursday, April 23. The call will be conducted by Chairman & CEO Dave Pugh, President & COO Ben Mondics and Vice President & CFO Mark Eisele. To join the call, dial 1-800-447-0521 (for US/Canada callers) or 1-847-413-3238 (for International callers) prior to the scheduled start using conference ID 24082132. A live audio webcast can be accessed online at www.Applied.com. A replay of the teleconference will be available for two weeks by dialing 1-888-843-8996 (US/Canada) or 1-630-652-3044 (International) using conference ID 24082132.

With approximately 470 facilities and 5,000 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2008, Applied posted sales of $2.1 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “believe,” “guidance,” “see” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President - Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net Sales	$451,647	$530,156	$1,497,965	$1,559,711
Cost of sales	329,401	385,656	1,094,192	1,133,664

	122,246	144,500	403,773	426,047
Selling, distribution and administrative, including depreciation	101,227	106,815	316,572	311,878

Operating Income	21,019	37,685	87,201	114,169
Interest expense, net	1,183	241	3,170	516
Other expense, net	83	162	3,123	553

Income Before Income Taxes	19,753	37,282	80,908	113,100
Income Tax Expense	8,193	13,687	30,618	42,081

Net Income	$11,560	$23,595	$50,290	$71,019

Net Income Per Share — Basic	$0.27	$0.55	$1.19	$1.65

Net Income Per Share — Diluted	$0.27	$0.55	$1.17	$1.62

Average Shares Outstanding — Basic	42,244	42,558	42,292	42,963

Average Shares Outstanding — Diluted	42,662	43,259	42,800	43,751

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.
(2) At the end of August 2008, we completed the acquisition of Fluid Power Resource, LLC, including seven fluid power businesses for a cost of $167.0 million. The results of operations have been included in the condensed statements of consolidated income as of the acquisition date. Preliminary purchase accounting allocations, including amounts for goodwill and intangible assets, have been updated to reflect current information in the condensed consolidated balance sheet as of March 31, 2009.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	June 30,
	2009	2008

Assets
Cash and cash equivalents	$48,216	$101,830
Accounts receivable, net of allowances of $6,956 and $6,119	209,193	245,119
Inventories	249,217	210,723
Other current assets	33,835	48,525

Total current assets	540,461	606,197
Property, net	63,594	64,997
Intangibles, net	97,002	19,164
Goodwill	96,878	64,685
Other assets	49,912	43,728

Total Assets	$847,847	$798,771

Liabilities
Accounts payable	$77,831	$109,822
Short-term debt	50,000
Other accrued liabilities	73,786	87,189

Total current liabilities	201,617	197,011
Long-term debt	75,000	25,000
Other liabilities	65,912	74,685

Total Liabilities	342,529	296,696

Shareholders’ Equity	505,318	502,075

Total Liabilities and Shareholders’ Equity	$847,847	$798,771

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Amounts in thousands)

	Nine Months Ended March 31,
	2009	2008

Cash Flows from Operating Activities
Net income	$50,290	$71,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,622	9,081
Amortization of intangibles	6,952	1,127
Share-based compensation	3,582	2,722
Gain on sale of property	(215)	(1,192)
Treasury shares contributed to employee benefit and deferred compensation plans	336	683
Changes in operating assets and liabilities, net of acquisitions	(14,864)	(22,117)
Other, net	(1,204)	627

Net Cash provided by Operating Activities	54,499	61,950

Cash Flows from Investing Activities
Property purchases	(5,377)	(6,108)
Proceeds from property sales	416	1,881
Net cash paid for acquisition of businesses, net of cash acquired	(172,170)	(11,128)
Other		(78)

Net Cash used in Investing Activities	(177,131)	(15,433)

Cash Flows from Financing Activities
Net short-term borrowings under revolving credit facility	50,000
Borrowings under revolving credit facility classified as long-term	50,000
Long-term debt repayments		(50,000)
Purchases of treasury shares	(1,210)	(33,224)
Dividends paid	(19,037)	(19,382)
Excess tax benefits from share-based compensation	308	3,153
Exercise of stock options	269	1,458
Other	(1,119)

Net Cash provided by (used in) Financing Activities	79,211	(97,995)

Effect of Exchange Rate Changes on Cash	(10,193)	2,393

Decrease in cash and cash equivalents	(53,614)	(49,085)
Cash and cash equivalents at beginning of period	101,830	119,665

Cash and Cash Equivalents at End of Period	$48,216	$70,580